Exhibit 99.3

Resolution Adopted by the Board of Directors

Regarding Cash Compensation of Non-employee Directors

September 26, 2007

RESOLVED, that, effective January 1, 2008, each member of the Board of Directors who is not an employee of the Corporation or of any of its affiliated companies (a "non-employee director") be compensated at the rate of $100,000 per annum, and that in addition,

(a)

each non-employee director designated as Chairman of the Audit Committee or the Compensation Committee be compensated at the rate of $10,000 per annum; and

(b)

non-employee directors receive no additional fees for serving on, or attending regular or special meetings of, the Board or any committee of the Board, or for execution of written consents to action in lieu of meetings of the Board or any such committee, but be reimbursed for reasonable expenses if any; and that the resolutions regarding non-employee director remuneration adopted by the Board of Directors on September 27, 2000 be, and hereby are, revoked.